Exhibit 99.1
Press Release Dated March 8, 2013

Two Rivers Restores Cucharas Reservoir
Storage Restriction Removed

DENVER – March 8, 2013 -- Two Rivers Water & Farming Company (OTCQB: TURV) (www.2riverswater.com) announced today the storage restriction on the Cucharas Reservoir has been removed. The storage restriction had been on the Reservoir since July 1988. Two Rivers Water and Farming Company was able to complete the restoration with a loan from the Colorado Water Conservation Board. Removal of the restriction is the first step in fulfilling the Colorado State Engineers Dam Safety Office compliance plan for the Reservoir. The restored reservoir can now hold up to 10,000 AF of water. Two Rivers expects to completely rebuild the reservoir in the near future and restore its full storage capacity.  The Cucharas Reservoir has an absolute right to store 31,956 AF of water and a conditional right to store 34,404 AF when rebuilt.

Two Rivers currently has the right to store in excess of 70,000 AF in four separate reservoirs and is in the process of developing as much as 25,000 AF of additional storage capacity on the Arkansas River.  The storage is part of a rotational farm-fallowing program being developed by Two Rivers to expand its vegetable farm production and more efficiently use water amongst water users in Pueblo County, Colorado.  Two Rivers is currently in discussions with Pueblo Board of Water Works and Colorado Springs Utilities, as representatives of the Recovery of Yield Group, whereby the parties would collaboratively develop reservoir space and develop lease agreements to permit the use of return flows for irrigation and augmentation purposes.

About Two Rivers Water & Farming Company

Two Rivers Water & Farming Company acquires and develops high yield irrigated farmland and the associated water rights in the western United States, and is presently focusing on the Huerfano and Cucharas two river basin and the Arkansas river basin in southern Colorado.  At the present time, Two Rivers Water & Farming operates two core businesses; irrigated farm operations and wholesale water distribution.  We are aggressively expanding operations through various funding mechanisms to develop our business model in southern Colorado with a view to the future implementation of this business model in other areas in the arid West.

This news release contains "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with developing and acquiring land and water resources. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in the press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:
Two Rivers Water & Farming Company
John McKowen, CEO
(303) 222-1000
jmckowen@2riverswater.com